EXHIBIT 99


Contact:       Karen Dexter
               Director, Investor Relations
               (650) 367-4111

                  AMPEX CORPORATION'S LISTING ON AMERICAN STOCK
                 EXCHANGE TO BE CONTINUED PURSUANT TO EXTENSION

REDWOOD CITY, CA. June 27, 2002. Ampex Corporation (Amex:AXC) today announced that the American Stock Exchange (the "Amex") has accepted the Company's plan to bring itself into compliance with the Amex listing requirements no later than June 30, 2003, and is continuing the listing of its Common Shares pursuant to an extension. By such date, the Company will be required to have Common Shareholders' Equity in excess of $4 million. At March 31, 2002, the Company reported a Common Shareholders' Deficit of approximately $124 million.

The Company's plan for attaining compliance with the Amex's continued listing requirements is dependent on a number of factors that are beyond its control, including equity capital market conditions. Accordingly, there can be no assurance that the Company will attain compliance within the extension period or at any future date. Furthermore, the Amex has advised the Company that it may initiate delisting proceedings at any time, notwithstanding the extension it has provided to the Company.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world's leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, "forward-looking statements"). Forward-looking statements relate to various aspects of the Company's operations and strategies, including but not limited to the Company's liquidity and anticipated interest expenses; the risk of significant future losses from operations; fluctuations in royalty income and quarterly results; dependence on licensed patented technology and risks of rapid technological change; the need to raise additional capital in order to meet the Company's obligations, the need to raise capital to meet the Amex's listing requirements and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company's Annual Report on Form 10-K for 2001 filed and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, filed with the SEC. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements